Exhibit 5.1
Boston Connecticut FLORIDA New Jersey New York Washington, DC
DAY PITNEY LLP Attorneys at Law One Jefferson Road Parsippany, NJ 07054-2891

August 14, 2019

1st Constitution Bancorp

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 08512

Re:	Merger of 1st Constitution Bancorp’s wholly-owned subsidiary, 1st Constitution Bank, and Shore Community Bank

We have acted as counsel to 1st Constitution Bancorp, a New Jersey corporation (the “Company”), in connection with its proposed issuance of up to 1,509,348 shares of its common stock, no par value per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019, by and among the Company, 1st Constitution Bank and Shore Community Bank (the “Merger Agreement”). Under the Merger Agreement, Shore Community Bank will merge with and into 1st Constitution Bank, with 1st Constitution Bank as the surviving entity in the merger. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

We have examined originals or copies, certified or otherwise and identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such other documents as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth. In our examination of documents, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, the genuineness of all signatures, the legal capacity of all natural persons, and the completeness and accuracy of the corporate records of the Company provided to us.

Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), we are of the opinion that the Common Stock, when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the “Prospectus”), will be validly issued, fully paid and non-assessable.

August 14, 2019

This opinion letter is to be used only in connection with the Registration Statement and the issuance of the Common Stock as described in the Prospectus and may not be used, quoted or relied upon for any other purpose without our prior written consent.

The opinion rendered herein is limited in all respects to the laws of the State of New Jersey and the federal laws of the United States. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP